Exhibit 99.1

Arrow Electronics Announces Additional $400 Million Share Repurchase Program

CENTENNIAL, Colo.--(BUSINESS WIRE)--December 14, 2016--Arrow Electronics, Inc. (NYSE:ARW) announced today the approval by the company’s Board of Directors of the repurchase of up to an additional $400 million of common stock through a share repurchase program. The company has spent approximately $1.4 billion on share repurchases since the beginning of 2012.

“Arrow’s capital allocation priorities continue to be organic investments that accelerate our growth, accretive acquisitions that expand our capabilities and reach, and the return of excess cash to our shareholders,” said Michael J. Long, chairman, president, and chief executive officer. “Our company’s growth and the effective management of our balance sheet enabled the Board of Directors to maintain our commitment to returning excess cash to shareholders.”

This action will permit the company to continue repurchasing shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations serving over 85 countries.

CONTACT:
Arrow Electronics, Inc.
Contact:
Steven O’Brien, 303-824-4544
Director, Investor Relations
or
Media Contact:
John Hourigan, 303-824-4586
Vice President, Global Communications